UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2014

MEDICAL PROPERTIES TRUST, INC.

MPT OPERATING PARTNERSHIP, L.P.

(Exact Name of Registrant as Specified in Charter)

Maryland Delaware	001-32559 333-177186	20-0191742 20-0242069
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Urban Center Drive, Suite 501
Birmingham, AL		35242
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (205) 969-3755

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed, affiliates of Medical Properties Trust, Inc. (the “Company”) and its operating partnership, MPT Operating Partnership, L.P. (the “Operating Partnership”) entered into definitive agreements, dated October 15, 2014, pursuant to which subsidiaries of the Operating Partnership will acquire substantially all the real estate assets of Median Kliniken S.à r.l. (“Median”), a German provider of post-acute and acute rehabilitation services. The real estate portfolio includes 38 rehabilitation hospitals and two acute care hospitals located across 12 states in the Federal Republic of Germany.

On December 15, 2014, following receipt of regulatory approvals from the German antitrust authorities, we and Waterland Private Equity Fund V C.V. (“Waterland V”) closed on the acquisition of Median. In connection with the closing, we funded or agreed to fund approximately €425 million ($533 million) primarily in the form of interim loans to affiliates of Waterland V and Median. The interim loan agreements provide that the interim loans will bear interest at a rate similar to the initial lease rate under the sale-leaseback transactions described below, will have a weighted average maturity of 11 years and be secured by the equity interests in Remedco Holding B.V., an affiliate of Waterland V. We funded the loans to affiliates of Waterland V and Median by borrowing under our revolving credit facility.

In a series of transactions we expect will be completed during the first quarter of 2015, subsidiaries of our Operating Partnership will acquire substantially all of Median’s real estate assets in sale-leaseback transactions with Median for an aggregate purchase price of approximately €705 million ($880 million based on current exchange rates), pursuant to one or more sale-leaseback agreements. We will either assume or novate any third party debt attributable to Median’s real estate assets or provide the cash required to repay the third party debt. The purchase price for Median’s real estate assets will be reduced and offset against the interim loans we made to Waterland V and Median and against the amount of any debt that we assume or provide cash to repay. Upon our acquisition of the real estate assets, we will lease them back to Median under a 27 year master lease. The initial GAAP lease rate is 9.3%, with annual escalators at the greater of one percent or 70% of the German consumer price index. Closing of the sale-leaseback transactions is subject to customary real estate, regulatory and other closing conditions, including waiver of any statutory pre-emption rights by local municipalities.

Item 7.01. Regulation FD Disclosure.

On December 16, 2014, the Company issued a press release announcing the closing of the Median acquisition, a copy of which is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section or Sections 11 and 12(a)(2) of the Securities Act if 1933, as amended.

In addition, this information shall not be deemed incorporated by reference in any filing of the Company with the Securities and Exchange Commission, except as expressly set forth by specific references in any such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated December 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer

Date: December 17, 2014

MPT OPERATING PARTNERSHIP, L.P.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer of the sole member of the general partner of MPT Operating Partnership, L.P.

Date: December 17, 2014